UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2016

ALPHATEC HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52024	20-2463898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real, Carlsbad, CA		92008
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (760) 431-9286

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on September 12, 2016, James M. Corbett departed from his position as Alphatec Holdings, Inc.’s (the “Company”) and Alphatec Spine, Inc.’s (“Spine”) President and Chief Executive Officer, and as a member of the Company’s and Spine’s Board of Directors (collectively, the “Board”). In connection with Mr. Corbett’s resignation and in consideration for his prior service to the Company and Spine, the Company, Spine and Mr. Corbett entered into a separation agreement, dated as of September 12, 2016 (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, Mr. Corbett will receive cash severance payments of (i) nine months of his annual base salary prior to his departure, which amounts to $397,500; and (ii) a payment equal to 100% of Mr. Corbett’s target bonus amount, which amounts to $424,000. The foregoing payments are less applicable withholding amounts and payable bi-weekly over a period of 39 weeks in accordance with the Company’s payroll practices. In addition, the Company will pay the cost of COBRA insurance coverage for Mr. Corbett and his eligible family members for a period of nine months, including a gross up of taxes for such payments. The Separation Agreement contains a release by Mr. Corbett of any claims in favor of the Company. The Separation Agreement also contains certain restrictive covenants and confidentiality provisions, including non-solicitation and non-disparagement obligations continuing for twelve months.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC. (Registrant)

Date: September 16, 2016	/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq.
General Counsel and Senior Vice President